EXHBIT 22.1

        DIAMOND RIDGE ADVISORS, INC FILES AMMENDED SCHEDULE 13D/A
                   ON LIFE ENERGY & TECHNOLOGY HOLDINGS, INC.


Filing Discloses 20% Ownership of Life Energy & Technology Holdings, Inc Affirming its intention to acquire an additional 20% of Life Energy & Technology Holdings, Inc.

North Carolina - July 27, 2004 - Diamond Ridge Advisors, Inc announced today that they had filed a Schedule 13D/A with the Securities and Exchange Commission. The schedule 13D/A, filed July 27, 2004, states that Diamond Ridge has notified Life Energy & Technology Holdings, Inc (OTCBB:LETH)of its intention to acquire an additional 20% or 6,546,228 million Shares of Life Energy common stock.

Diamond Ridge has been a financial supporter of Life Energy in the past. The intention to increase their holdings reinforces the commitment of Diamond Ridge to the direction of Life Energy and their confidence in the executive management team at Life Energy.

ABOUT DIAMOND RIDGE

Diamond Ridge Advisors, Inc. is a North Carolina corporation whose principal business is investment in the securities of private and public companies.

ABOUT LIFE ENERGY TECHNOLOGY & Holdings Inc.

Life Energy OTCBB: LETH (http://www.le-th.com) is rapidly becoming a leader in the environmental infrastructure and electricity generation markets. Life Energy's unique proprietary technology, EcoTechnology(TM), supplies energy through a profitable and environmentally safe process. The Biosphere Process(TM) System, a central part of the EcoTechnology(TM) system, safely and efficiently processes traditional and non-traditional waste materials into electricity and other beneficial by-products. The Biosphere Process(TM) assists in solving the global waste problem by converting into clean, green electricity such waste materials as: Municipal Solid Waste (MSW), agricultural, effluent, medical, industrial, shale oil, sour natural gas and many other traditional and non-traditional waste materials.

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations;
(iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The company does not spam or endorse spam, and has no control over third party spamming.


Contact Information:

Life Energy & Technology Holdings, Inc. Dr. C.A. McCormack, 866-318-5380 www.le-th.com.



Signed Dr CA McCormack for Life Energy 26 July 2004
Signed Kent W Trumble for Diamond Ridge Advisors 26 July 2004
Signed William M Biles for Diamond Ridge Advisors 26 July 2004